Kronos Worldwide, Inc.                  Contact:   Gregory M. Swalwell
Three Lincoln Centre                               Vice President, Finance
5430 LBJ Freeway, Suite 1700                         and Chief Financial Officer
Dallas, TX  75240-2697                             (972) 233-1700
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News Release
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[LOGO GOES HERE]

FOR IMMEDIATE RELEASE


                 KRONOS WORLDWIDE REPORTS SECOND QUARTER RESULTS


DALLAS, TEXAS...August 4, 2006...Kronos Worldwide, Inc. (NYSE:KRO) today reported net income for the second quarter of 2006 of $13.6 million, or $.28 per diluted share, compared with net income of $32.9 million, or $.67 per diluted share, in the second quarter of 2005. For the first six months of 2006, Kronos reported net income of $28.6 million, or $.58 per diluted share, compared with net income of $54.3 million, or $1.11 per diluted share, in the first six months of 2005.

Net sales of $345.1 million in the second quarter of 2006 were $33.4 million, or 11%, higher than the second quarter of 2005. Net sales of $649.4 million for the first six months of 2006 were $45.9 million, or 8%, higher than the first six months of 2005. Net sales increased in the second quarter of 2006 primarily due to higher TiO2 sales volumes, partially offset by lower average TiO2 selling prices, and the unfavorable effect of fluctuations in foreign currency exchange rates, which decreased sales by approximately $4 million. For the year-to-date period, net sales increased due to higher TiO2 sales volumes, as well as higher average TiO2 selling prices, which was partially offset by the unfavorable effect of fluctuations in foreign currency exchange rates, decreasing sales by approximately $19 million. The table at the end of this release shows how each of these items impacted the overall increase in sales.

The Company's TiO2 segment profit (see description of non-GAAP information below) for the second quarter of 2006 was $38.4 million compared with $59.2 million in the second quarter of 2005, and was $74.6 million for the first six months of 2006 compared with $107.2 million for the first six months of 2005. Segment profit decreased in the second quarter of 2006, compared to the second quarter 2005, due to the net effects of lower average TiO2 selling prices, higher manufacturing costs, particularly raw materials and energy costs, higher sales volumes, and the effect of fluctuations in foreign currency exchange rates, which negatively impacted segment profit comparisons by approximately $11 million. Full year segment profit decreased primarily due to the higher manufacturing costs, partially offset by higher average TiO2 selling prices, higher sales volumes, and the effect of fluctuations in foreign currency exchange rates, which negatively impacted segment profit comparisons by approximately $16 million.

The Company's second quarter 2006 TiO2 sales volumes increased 14% from the second quarter of 2005, primarily due to higher sales volumes in the US, Europe and export markets offsetting the effects of lower sales volumes in Canada. TiO2 sales volumes for the first six months of 2006 increased 11% from the first six months of 2005. The Company's TiO2 production volumes were 2% and 3% higher in the second quarter and first six months of 2006 respectively, as compared to the same periods in 2005, with operating rates at near full capacity in all periods. The Company's finished goods inventories at June 30, 2006, which represented approximately 2 months of average sales, were lower compared to March 31, 2006. The Company's TiO2 sales and production volumes in the first six months of 2006 were both records for Kronos.

The Company's results in the second quarter of 2005 include a securities transaction gain of $5.4 million ($3.5 million, or $.07 per diluted share, net of income taxes) related to a gain on the sale of the company's passive interest in a Norwegian smelting operation.

As previously reported, in April 2006 the Company's wholly-owned subsidiary, Kronos International, Inc. ("KII") issued an aggregate of euro 400 million principal amount of new 6.5% Senior Secured Notes due April 2013. KII used the proceeds from the issuance of the 6.5% Senior Secured Notes to redeem all of its 8.875% Senior Secured Notes in May 2006 at 104.437% of the aggregate principal amount of euro 375 million. The Company recognized a $22.3 million pre-tax charge ($14.8 million, or $.30 per diluted share, net of income tax benefit) in the second quarter of 2006 related to the early extinguishment of the 8.875% Senior Secured Notes. Other interest income increased for the second quarter and the first six months of 2006, due primarily to the interest earned from the net proceeds of the new 6.5% Senior Secured Notes which were held in escrow for approximately one month until the 8.875% Senior Secured Notes were redeemed.

The Company's income tax benefit in the first six months of 2006 includes an aggregate tax benefit of $12.6 million, or $.26 per diluted share ($11.6 million, or $.24 per diluted share, for the second quarter of 2006) related to the withdrawal of certain income tax assessments previously made by the Belgian and Norwegian tax authorities, the favorable resolution of certain income tax issues related to our German and Belgian operations and the enactment of a reduction in the Canadian federal income tax rate.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

o    Future supply and demand for the Company's products,
o The extent of the dependence of certain of the Company's businesses on certain market sectors,
o    The cyclicality of the Company's businesses,
o Customer inventory levels (such as the extent to which the Company's customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases),
o    Changes in raw material and other operating costs (such as energy costs),
o    The possibility of labor disruptions,
o General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2),
o    Competitive products and substitute products,
o    Customer and competitor strategies,
o    The impact of pricing and production decisions,
o    Competitive technology positions,
o    The introduction of trade barriers,
o Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian kroner and the Canadian dollar),
o Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
o    The timing and amounts of insurance recoveries,
o    The ability of the Company to renew or refinance credit facilities,
o The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
o The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the "more-likely-than-not" recognition criteria,
o Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
o    Government laws and regulations and possible changes therein,
o    The ultimate resolution of pending litigation, and
o    Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the placecountry-regionUnited States of America ("GAAP"), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

o The Company discloses segment profit, which is used by the Company's management to assess the performance of the Company's TiO2 operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company's TiO2 operations in the same way that the Company's management assesses performance. The Company defines segment profit as income before income taxes, interest expense and certain general corporate items. Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company's TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

                             KRONOS WORLDWIDE, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (In millions, except per share and metric ton data)
                                   (Unaudited)


                                                                  Three months ended          Six months ended
                                                                       June 30,                   June 30,
                                                               -----------------------------------------------------
                                                                   2005        2006          2005         2006
                                                               -----------------------------------------------------

Net sales                                                        $   311.7   $   345.1     $   603.5    $   649.4
Cost of sales                                                        217.1       263.1         424.7        492.6
                                                                 ---------   ---------     ---------    ---------

    Gross margin                                                      94.6        82.0         178.8        156.8

Selling, general and administrative expense                           37.8        41.3          75.1         79.1
Other operating income (expense):

  Currency transaction gains (losses), net                             2.4        (2.0)          3.3         (2.9)
  Disposition of property & equipment                                  (.1)        (.7)          (.1)        (1.1)
  Other income                                                         -           -              .1          -
                                                                      (1.4        (1.2)         (2.9)        (2.6)
                                                                 ---------   ---------     ---------    ---------

    Income from operations                                            57.7        36.8         104.1         71.1

Other income (expense):
  Trade interest income                                                 .1          .4            .2           .9
  Other interest income                                                 .3          .9            .7          1.0
  Securities transaction gain                                          5.4         -             5.4          -
  Loss on prepayment of debt                                           -         (22.3)          -          (22.3)
  Interest expense                                                   (11.6)      (13.1)        (23.4)       (23.8)
                                                                 ---------   ---------     ---------    ---------

    Income before income taxes                                        51.9         2.7          87.0         26.9

Provision for income taxes (benefit)                                  19.0       (10.9)         32.7         (1.7)
                                                                 ---------   ---------     ---------    ---------

    Net income                                                   $    32.9   $    13.6     $    54.3    $    28.6
                                                                 =========   =========     =========    =========

Basic and diluted net income per share                           $     .67   $     .28      $   1.11    $     .58
                                                                 =========   =========     =========    =========


Basic and diluted weighted-average
shares used in the calculation of net
income per share                                                      48.9        48.9          48.9         48.9

TiO2 data - metric tons in thousands:
  Sales volumes                                                      122         139           237          264
  Production volumes                                                 127         130           249          257

                             KRONOS WORLDWIDE, INC.

                       RECONCILIATION OF SEGMENT PROFIT TO
                             INCOME FROM OPERATIONS
                                  (In millions)
                                   (Unaudited)


                                                                  Three months ended          Six months ended
                                                                       June 30,                   June 30,
                                                               -----------------------------------------------------
                                                                   2005        2006          2005         2006
                                                               -----------------------------------------------------

Segment profit                                                  $    59.2   $    38.4    $    107.2    $     74.6
Adjustments:
   Trade interest income                                              (.1)        (.4)          (.2)          (.9)
   Corporate expense                                                 (1.4        (1.2)         (2.9)         (2.6)
                                                                ---------   ---------    ----------    ----------

Income from operations                                          $    57.7   $    36.8    $    104.1    $     71.1
                                                                =========   =========    ==========    ==========





                      IMPACT OF PERCENTAGE CHANGE IN SALES
                                   (Unaudited)


                                                                  Three months ended            Six months ended
                                                                       June 30,                     June 30,
                                                                     2006 vs. 2005                2006 vs. 2005
                                                                  -------------------           ----------------
Percent change in sales:
    TiO2 product pricing                                                     -1%                          1%
    TiO2 sales volume                                                        14%                         11%
    TiO2 product mix                                                         -1%                         -1%
    Changes in foreign currency exchange rates                               -1%                         -3%
                                                                            ----                        ----

Total                                                                        11%                          8%
                                                                            ====                        ====